November 21, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$5,595,000

Bearish Review Notes Linked to the S&P 500® Index due November 27, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes provide bearish exposure to the S&P 500® Index, which we refer to as the Index. The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing level of the Index is at or below the Call Value.
•	The earliest date on which an automatic call may be initiated is February 21, 2024.
•	Investors should be willing to forgo interest and dividend payments and be willing to accept the risk of losing some or all of their principal amount at maturity if the notes have not been automatically called (and, therefore, the Index has appreciated over the term of the notes).
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on November 21, 2023 and are expected to settle on or about November 27, 2023.
•	CUSIP: 48134RQG6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$5,595,000	$69,937.50	$5,525,062.50

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $978.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The S&P 500® Index (Bloomberg ticker: SPX)

Call Premium Amount: The Call Premium Amount with respect to each Review Date is as specified under “Key Terms Relating to the Call Premium Amounts, the Review Dates and the Call Settlement Dates” in this pricing supplement.

Call Value: 100.00% of the Initial Value

Barrier Amount: 115.00% of the Initial Value, which is 5,218.9185

Pricing Date: November 21, 2023

Original Issue Date (Settlement Date): On or about November 27, 2023

Review Dates*: As specified under “Key Terms Relating to the Call Premium Amounts, the Review Dates and the Call Settlement Dates” in this pricing supplement

Call Settlement Dates*: As specified under “Key Terms Relating to the Call Premium Amounts, the Review Dates and the Call Settlement Dates” in this pricing supplement

Maturity Date*: November 27, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing level of the Index on any Review Date is less than or equal to the Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value is less than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value is greater than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Bearish Index Return)

In no event, however, will the payment at maturity be less than $0.

If the notes have not been automatically called and the Final Value is greater than the Barrier Amount, you will lose more than 15.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Bearish Index Return:

(Initial Value – Final Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 4,538.19

Final Value: The closing level of the Index on the final Review Date

PS-1 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Key Terms Relating to the Call Premium Amounts, the Review Dates and the Call Settlement Dates

Call Premium Amount: The Call Premium Amount with respect to each Review Date is equal to $1,000 times a percentage as set forth below:

1st Review Date:	4.03288%	66th Review Date:	8.06575%	131st Review Date:	12.27397%
2nd Review Date:	4.07671%	67th Review Date:	8.10959%	132nd Review Date:	12.31781%
3rd Review Date:	4.12055%	68th Review Date:	8.28493%	133rd Review Date:	12.36164%
4th Review Date:	4.25206%	69th Review Date:	8.32877%	134th Review Date:	12.40548%
5th Review Date:	4.29589%	70th Review Date:	8.37260%	135th Review Date:	12.58082%
6th Review Date:	4.33973%	71st Review Date:	8.41644%	136th Review Date:	12.62466%
7th Review Date:	4.38356%	72nd Review Date:	8.54795%	137th Review Date:	12.66849%
8th Review Date:	4.42740%	73rd Review Date:	8.59178%	138th Review Date:	12.71233%
9th Review Date:	4.55890%	74th Review Date:	8.63562%	139th Review Date:	12.84384%
10th Review Date:	4.60274%	75th Review Date:	8.67945%	140th Review Date:	12.88767%
11th Review Date:	4.64658%	76th Review Date:	8.72329%	141st Review Date:	12.93151%
12th Review Date:	4.69041%	77th Review Date:	8.85479%	142nd Review Date:	12.97534%
13th Review Date:	4.73425%	78th Review Date:	8.89863%	143rd Review Date:	13.01918%
14th Review Date:	4.86575%	79th Review Date:	8.94247%	144th Review Date:	13.15069%
15th Review Date:	4.90959%	80th Review Date:	8.98630%	145th Review Date:	13.19452%
16th Review Date:	4.95343%	81st Review Date:	9.03014%	146th Review Date:	13.23836%
17th Review Date:	4.99726%	82nd Review Date:	9.16164%	147th Review Date:	13.28219%
18th Review Date:	5.04110%	83rd Review Date:	9.20548%	148th Review Date:	13.32603%
19th Review Date:	5.17260%	84th Review Date:	9.29315%	149th Review Date:	13.45753%
20th Review Date:	5.21644%	85th Review Date:	9.33699%	150th Review Date:	13.50137%
21st Review Date:	5.26027%	86th Review Date:	9.46849%	151st Review Date:	13.54521%
22nd Review Date:	5.30411%	87th Review Date:	9.51233%	152nd Review Date:	13.58904%
23rd Review Date:	5.34795%	88th Review Date:	9.55616%	153rd Review Date:	13.63288%
24th Review Date:	5.47945%	89th Review Date:	9.60000%	154th Review Date:	13.76438%
25th Review Date:	5.52329%	90th Review Date:	9.64384%	155th Review Date:	13.80822%
26th Review Date:	5.56712%	91st Review Date:	9.77534%	156th Review Date:	13.85206%
27th Review Date:	5.61096%	92nd Review Date:	9.81918%	157th Review Date:	13.89589%
28th Review Date:	5.78630%	93rd Review Date:	9.86301%	158th Review Date:	13.93973%
29th Review Date:	5.83014%	94th Review Date:	9.95069%	159th Review Date:	14.07123%
30th Review Date:	5.87397%	95th Review Date:	10.08219%	160th Review Date:	14.11507%
31st Review Date:	5.91781%	96th Review Date:	10.12603%	161st Review Date:	14.15890%
32nd Review Date:	5.96164%	97th Review Date:	10.16986%	162nd Review Date:	14.20274%
33rd Review Date:	6.09315%	98th Review Date:	10.21370%	163rd Review Date:	14.24658%
34th Review Date:	6.13699%	99th Review Date:	10.25753%	164th Review Date:	14.37808%
35th Review Date:	6.18082%	100th Review Date:	10.38904%	165th Review Date:	14.42192%
36th Review Date:	6.22466%	101st Review Date:	10.43288%	166th Review Date:	14.46575%
37th Review Date:	6.26849%	102nd Review Date:	10.47671%	167th Review Date:	14.50959%
38th Review Date:	6.40000%	103rd Review Date:	10.52055%	168th Review Date:	14.55343%
39th Review Date:	6.44384%	104th Review Date:	10.56438%	169th Review Date:	14.68493%
40th Review Date:	6.48767%	105th Review Date:	10.69589%	170th Review Date:	14.72877%
41st Review Date:	6.53151%	106th Review Date:	10.73973%	171st Review Date:	14.77260%
42nd Review Date:	6.57534%	107th Review Date:	10.78356%	172nd Review Date:	14.81644%
43rd Review Date:	6.70685%	108th Review Date:	10.82740%	173rd Review Date:	14.86027%
44th Review Date:	6.75069%	109th Review Date:	10.87123%	174th Review Date:	14.99178%
45th Review Date:	6.79452%	110th Review Date:	11.00274%	175th Review Date:	15.03562%
46th Review Date:	6.83836%	111th Review Date:	11.04658%	176th Review Date:	15.07945%
47th Review Date:	6.88219%	112th Review Date:	11.09041%	177th Review Date:	15.12329%
48th Review Date:	7.01370%	113th Review Date:	11.13425%	178th Review Date:	15.16712%
49th Review Date:	7.05753%	114th Review Date:	11.17808%	179th Review Date:	15.29863%
50th Review Date:	7.10137%	115th Review Date:	11.30959%	180th Review Date:	15.34247%
51st Review Date:	7.14521%	116th Review Date:	11.35343%	181st Review Date:	15.38630%
52nd Review Date:	7.18904%	117th Review Date:	11.39726%	182nd Review Date:	15.43014%
53rd Review Date:	7.32055%	118th Review Date:	11.44110%	183rd Review Date:	15.47397%
54th Review Date:	7.36438%	119th Review Date:	11.48493%	184th Review Date:	15.60548%
55th Review Date:	7.40822%	120th Review Date:	11.61644%	185th Review Date:	15.64932%
56th Review Date:	7.45205%	121st Review Date:	11.66027%	186th Review Date:	15.69315%
57th Review Date:	7.49589%	122nd Review Date:	11.70411%	187th Review Date:	15.73699%
58th Review Date:	7.62740%	123rd Review Date:	11.74795%	188th Review Date:	15.78082%
59th Review Date:	7.67123%	124th Review Date:	11.79178%	189th Review Date:	15.91233%
60th Review Date:	7.71507%	125th Review Date:	11.92329%	190th Review Date:	15.95616%
61st Review Date:	7.75890%	126th Review Date:	11.96712%	191st Review Date:	16.00000%
62nd Review Date:	7.80274%	127th Review Date:	12.01096%	192nd Review Date:	16.04384%
63rd Review Date:	7.93425%	128th Review Date:	12.05480%	Final Review Date:	16.08767%
64th Review Date:	7.97808%	129th Review Date:	12.09863%
65th Review Date:	8.02192%	130th Review Date:	12.23014%
PS-2 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Review Dates: February 21, 2024, February 22, 2024, February 23, 2024, February 26, 2024, February 27, 2024, February 28, 2024, February 29, 2024, March 1, 2024, March 4, 2024, March 5, 2024, March 6, 2024, March 7, 2024, March 8, 2024, March 11, 2024, March 12, 2024, March 13, 2024, March 14, 2024, March 15, 2024, March 18, 2024, March 19, 2024, March 20, 2024, March 21, 2024, March 22, 2024, March 25, 2024, March 26, 2024, March 27, 2024, March 28, 2024, April 1, 2024, April 2, 2024, April 3, 2024, April 4, 2024, April 5, 2024, April 8, 2024, April 9, 2024, April 10, 2024, April 11, 2024, April 12, 2024, April 15, 2024, April 16, 2024, April 17, 2024, April 18, 2024, April 19, 2024, April 22, 2024, April 23, 2024, April 24, 2024, April 25, 2024, April 26, 2024, April 29, 2024, April 30, 2024, May 1, 2024, May 2, 2024, May 3, 2024, May 6, 2024, May 7, 2024, May 8, 2024, May 9, 2024, May 10, 2024, May 13, 2024, May 14, 2024, May 15, 2024, May 16, 2024, May 17, 2024, May 20, 2024, May 21, 2024, May 22, 2024, May 23, 2024, May 24, 2024, May 28, 2024, May 29, 2024, May 30, 2024, May 31, 2024, June 3, 2024, June 4, 2024, June 5, 2024, June 6, 2024, June 7, 2024, June 10, 2024, June 11, 2024, June 12, 2024, June 13, 2024, June 14, 2024, June 17, 2024, June 18, 2024, June 20, 2024, June 21, 2024, June 24, 2024, June 25, 2024, June 26, 2024, June 27, 2024, June 28, 2024, July 1, 2024, July 2, 2024, July 3, 2024, July 5, 2024, July 8, 2024, July 9, 2024, July 10, 2024, July 11, 2024, July 12, 2024, July 15, 2024, July 16, 2024, July 17, 2024, July 18, 2024, July 19, 2024, July 22, 2024, July 23, 2024, July 24, 2024, July 25, 2024, July 26, 2024, July 29, 2024, July 30, 2024, July 31, 2024, August 1, 2024, August 2, 2024, August 5, 2024, August 6, 2024, August 7, 2024, August 8, 2024, August 9, 2024, August 12, 2024, August 13, 2024, August 14, 2024, August 15, 2024, August 16, 2024, August 19, 2024, August 20, 2024, August 21, 2024, August 22, 2024, August 23, 2024, August 26, 2024, August 27, 2024, August 28, 2024, August 29, 2024, August 30, 2024, September 3, 2024, September 4, 2024, September 5, 2024, September 6, 2024, September 9, 2024, September 10, 2024, September 11, 2024, September 12, 2024, September 13, 2024, September 16, 2024, September 17, 2024, September 18, 2024, September 19, 2024, September 20, 2024, September 23, 2024, September 24, 2024, September 25, 2024, September 26, 2024, September 27, 2024, September 30, 2024, October 1, 2024, October 2, 2024, October 3, 2024, October 4, 2024, October 7, 2024, October 8, 2024, October 9, 2024, October 10, 2024, October 11, 2024, October 14, 2024, October 15, 2024, October 16, 2024, October 17, 2024, October 18, 2024, October 21, 2024, October 22, 2024, October 23, 2024, October 24, 2024, October 25, 2024, October 28, 2024, October 29, 2024, October 30, 2024, October 31, 2024, November 1, 2024, November 4, 2024, November 5, 2024, November 6, 2024, November 7, 2024, November 8, 2024, November 11, 2024, November 12, 2024, November 13, 2024, November 14, 2024, November 15, 2024, November 18, 2024, November 19, 2024, November 20, 2024, November 21, 2024 and November 22, 2024 (final Review Date)

Call Settlement Dates: February 26, 2024, February 27, 2024, February 28, 2024, February 29, 2024, March 1, 2024, March 4, 2024, March 5, 2024, March 6, 2024, March 7, 2024, March 8, 2024, March 11, 2024, March 12, 2024, March 13, 2024, March 14, 2024, March 15, 2024, March 18, 2024, March 19, 2024, March 20, 2024, March 21, 2024, March 22, 2024, March 25, 2024, March 26, 2024, March 27, 2024, March 28, 2024, April 1, 2024, April 2, 2024, April 3, 2024, April 4, 2024, April 5, 2024, April 8, 2024, April 9, 2024, April 10, 2024, April 11, 2024, April 12, 2024, April 15, 2024, April 16, 2024, April 17, 2024, April 18, 2024, April 19, 2024, April 22, 2024, April 23, 2024, April 24, 2024, April 25, 2024, April 26, 2024, April 29, 2024, April 30, 2024, May 1, 2024, May 2, 2024, May 3, 2024, May 6, 2024, May 7, 2024, May 8, 2024, May 9, 2024, May 10, 2024, May 13, 2024, May 14, 2024, May 15, 2024, May 16, 2024, May 17, 2024, May 20, 2024, May 21, 2024, May 22, 2024, May 23, 2024, May 24, 2024, May 28, 2024, May 29, 2024, May 30, 2024, May 31, 2024, June 3, 2024, June 4, 2024, June 5, 2024, June 6, 2024, June 7, 2024, June 10, 2024, June 11, 2024, June 12, 2024, June 13, 2024, June 14, 2024, June 17, 2024, June 18, 2024, June 20, 2024, June 21, 2024, June 24, 2024, June 25, 2024, June 26, 2024, June 27, 2024, June 28, 2024, July 1, 2024, July 2, 2024, July 3, 2024, July 5, 2024, July 8, 2024, July 9, 2024, July 10, 2024, July 11, 2024, July 12, 2024, July 15, 2024, July 16, 2024, July 17, 2024, July 18, 2024, July 19, 2024, July 22, 2024, July 23, 2024, July 24, 2024, July 25, 2024, July 26, 2024, July 29, 2024, July 30, 2024, July 31, 2024, August 1, 2024, August 2, 2024, August 5, 2024, August 6, 2024, August 7, 2024, August 8, 2024, August 9, 2024, August 12, 2024, August 13, 2024, August 14, 2024, August 15, 2024, August 16, 2024, August 19, 2024, August 20, 2024, August 21, 2024, August 22, 2024, August 23, 2024, August 26, 2024, August 27, 2024, August 28, 2024, August 29, 2024, August 30, 2024, September 3, 2024, September 4, 2024, September 5, 2024, September 6, 2024, September 9, 2024, September 10, 2024, September 11, 2024, September 12, 2024, September 13, 2024, September 16, 2024, September 17, 2024, September 18, 2024, September 19, 2024, September 20, 2024, September 23, 2024, September 24, 2024, September 25, 2024, September 26, 2024, September 27, 2024, September 30, 2024, October 1, 2024, October 2, 2024, October 3, 2024, October 4, 2024, October 7, 2024, October 8, 2024, October 9, 2024, October 10, 2024, October 11, 2024, October 15, 2024, October 16, 2024, October 17, 2024, October 17, 2024, October 18, 2024, October 21, 2024, October 22, 2024, October 23, 2024, October 24, 2024, October 25, 2024, October 28, 2024, October 29, 2024, October 30, 2024, October 31, 2024, November 1, 2024, November 4, 2024, November 5, 2024, November 6, 2024, November 7, 2024, November 8, 2024, November 12, 2024, November 13, 2024, November 14, 2024, November 14, 2024, November 15, 2024, November 18, 2024, November 19, 2024, November 20, 2024, November 21, 2024, November 22, 2024, November 25, 2024, November 26, 2024 and the Maturity Date

PS-3 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Supplemental Terms of the Notes

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-4 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Call Premium Amount

The table below illustrates the Call Premium Amount per $1,000 principal amount note for each Review Date based on the Call Premium Amounts set forth under “Key Terms Relating to the Call Premium Amounts, the Review Dates and the Call Settlement Dates — Call Premium Amount” above.

Review Date	Call Premium Amount	Review Date	Call Premium Amount	Review Date	Call Premium Amount
1st	$40.3288	66th	$80.6575	131st	$122.7397
2nd	$40.7671	67th	$81.0959	132nd	$123.1781
3rd	$41.2055	68th	$82.8493	133rd	$123.6164
4th	$42.5206	69th	$83.2877	134th	$124.0548
5th	$42.9589	70th	$83.7260	135th	$125.8082
6th	$43.3973	71st	$84.1644	136th	$126.2466
7th	$43.8356	72nd	$85.4795	137th	$126.6849
8th	$44.2740	73rd	$85.9178	138th	$127.1233
9th	$45.5890	74th	$86.3562	139th	$128.4384
10th	$46.0274	75th	$86.7945	140th	$128.8767
11th	$46.4658	76th	$87.2329	141st	$129.3151
12th	$46.9041	77th	$88.5479	142nd	$129.7534
13th	$47.3425	78th	$88.9863	143rd	$130.1918
14th	$48.6575	79th	$89.4247	144th	$131.5069
15th	$49.0959	80th	$89.8630	145th	$131.9452
16th	$49.5343	81st	$90.3014	146th	$132.3836
17th	$49.9726	82nd	$91.6164	147th	$132.8219
18th	$50.4110	83rd	$92.0548	148th	$133.2603
19th	$51.7260	84th	$92.9315	149th	$134.5753
20th	$52.1644	85th	$93.3699	150th	$135.0137
21st	$52.6027	86th	$94.6849	151st	$135.4521
22nd	$53.0411	87th	$95.1233	152nd	$135.8904
23rd	$53.4795	88th	$95.5616	153rd	$136.3288
24th	$54.7945	89th	$96.0000	154th	$137.6438
25th	$55.2329	90th	$96.4384	155th	$138.0822
26th	$55.6712	91st	$97.7534	156th	$138.5206
27th	$56.1096	92nd	$98.1918	157th	$138.9589
28th	$57.8630	93rd	$98.6301	158th	$139.3973
29th	$58.3014	94th	$99.5069	159th	$140.7123
30th	$58.7397	95th	$100.8219	160th	$141.1507
31st	$59.1781	96th	$101.2603	161st	$141.5890
32nd	$59.6164	97th	$101.6986	162nd	$142.0274
33rd	$60.9315	98th	$102.1370	163rd	$142.4658
34th	$61.3699	99th	$102.5753	164th	$143.7808
35th	$61.8082	100th	$103.8904	165th	$144.2192
36th	$62.2466	101st	$104.3288	166th	$144.6575
37th	$62.6849	102nd	$104.7671	167th	$145.0959
38th	$64.0000	103rd	$105.2055	168th	$145.5343
39th	$64.4384	104th	$105.6438	169th	$146.8493
40th	$64.8767	105th	$106.9589	170th	$147.2877
41st	$65.3151	106th	$107.3973	171st	$147.7260
42nd	$65.7534	107th	$107.8356	172nd	$148.1644
43rd	$67.0685	108th	$108.2740	173rd	$148.6027
44th	$67.5069	109th	$108.7123	174th	$149.9178
45th	$67.9452	110th	$110.0274	175th	$150.3562
46th	$68.3836	111th	$110.4658	176th	$150.7945
47th	$68.8219	112th	$110.9041	177th	$151.2329
48th	$70.1370	113th	$111.3425	178th	$151.6712
49th	$70.5753	114th	$111.7808	179th	$152.9863
50th	$71.0137	115th	$113.0959	180th	$153.4247
51st	$71.4521	116th	$113.5343	181st	$153.8630
52nd	$71.8904	117th	$113.9726	182nd	$154.3014
53rd	$73.2055	118th	$114.4110	183rd	$154.7397
54th	$73.6438	119th	$114.8493	184th	$156.0548
55th	$74.0822	120th	$116.1644	185th	$156.4932
56th	$74.5205	121st	$116.6027	186th	$156.9315
57th	$74.9589	122nd	$117.0411	187th	$157.3699
58th	$76.2740	123rd	$117.4795	188th	$157.8082
59th	$76.7123	124th	$117.9178	189th	$159.1233
60th	$77.1507	125th	$119.2329	190th	$159.5616
61st	$77.5890	126th	$119.6712	191st	$160.0000
62nd	$78.0274	127th	$120.1096	192nd	$160.4384
63rd	$79.3425	128th	$120.5480	Final	$160.8767
64th	$79.7808	129th	$120.9863
65th	$80.2192	130th	$122.3014
PS-5 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Index, assuming a range of performances for the Index on the Review Dates.

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00;
•	a Call Value of 100.00 (equal to 100.00% of the hypothetical Initial Value);
•	a Barrier Amount of 115.00 (equal to 115.00% of the hypothetical Initial Value); and
•	the Call Premium Amounts set forth under “Key Terms Relating to the Call Premium Amounts, the Review Dates and the Call Settlement Dates — Call Premium Amount” above.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date.

Date	Closing Level
1st Review Date	90.00	Notes are automatically called
	Total Payment	$1,040.3288 (4.03288% return)

Because the closing level of the Index on the first Review Date is less than or equal to the Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,040.3288 (or $1,000 plus the Call Premium Amount applicable to the first Review Date), payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Example 2 — Notes are automatically called on the final Review Date.

Date	Closing Level
1st Review Date	110.00	Notes NOT automatically called
2nd Review Date	115.00	Notes NOT automatically called
3rd through 192nd Review Dates	Greater than Call Value	Notes NOT automatically called
Final Review Date	50.00	Notes are automatically called
	Total Payment	$1,160.8767 (16.08767% return)

Because the closing level of the Index on the final Review Date is less than or equal to the Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,160.8767 (or $1,000 plus the Call Premium Amount applicable to the final Review Date), payable on the applicable Call Settlement Date, which is the Maturity Date.

Example 3 — Notes have NOT been automatically called and the Final Value is less than or equal to the Barrier Amount.

Date	Closing Level
1st Review Date	110.00	Notes NOT automatically called
2nd Review Date	120.00	Notes NOT automatically called
3rd through 192nd Review Dates	Greater than Call Value	Notes NOT automatically called
Final Review Date	105.00	Notes NOT automatically called; Final Value is less than or equal to Barrier Amount
	Total Payment	$1,000.00 (0.00% return)

Because the notes have not been automatically called and the Final Value is less than or equal to the Barrier Amount, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.

PS-6 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Example 4 — Notes have NOT been automatically called and the Final Value is greater than the Barrier Amount.

Date	Closing Level
1st Review Date	120.00	Notes NOT automatically called
2nd Review Date	130.00	Notes NOT automatically called
3rd through 192nd Review Dates	Greater than Call Value	Notes NOT automatically called
Final Review Date	160.00	Notes NOT automatically called; Final Value is greater than Barrier Amount
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been automatically called, the Final Value is greater than the Barrier Amount and the Bearish Index Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value is greater than the Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is greater than the Initial Value, provided that the payment at maturity will not be less than $0. Accordingly, under these circumstances, you will lose more than 15.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES ARE BEARISH ON THE INDEX —

Because the notes are bearish on the Index, your return on the notes will not benefit from any appreciation of the Index over the term of the notes and, if the notes have not been automatically called and the Final Value is greater than the Barrier Amount, you will lose more than 15.00% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any depreciation of the Index, which may be significant. You will not participate inversely in any depreciation of the Index.

PS-7 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value is greater than the Barrier Amount and the notes have not been automatically called, the benefit provided by the Barrier Amount will terminate and you will be fully exposed, on an inverse basis, to any appreciation of the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	THE RISK OF THE CLOSING LEVEL OF THE INDEX INCREASING ABOVE THE BARRIER AMOUNT IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-8 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Index.

PS-9 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

The Index

The Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 5, 2018 through November 17, 2023. The closing level of the Index on November 21, 2023 was 4,538.19. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Review Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

PS-10 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. In light of the bearish economics of the notes, payment on the notes to Non-U.S. Holders will not be subject to Section 871(m).

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices

PS-11 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index

of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments Bearish Review Notes Linked to the S&P 500® Index